Exhibit 10.78

PERRIGO COMPANY PLC
RESTRICTED STOCK UNIT AWARD AGREEMENT
(SERVICE-BASED)
(Under the Perrigo Company plc 2019 Long-Term Incentive Plan)
TO:        Participant Name
RE:        Notice of Restricted Stock Unit Award (Service-Based)
This is to notify you that Perrigo Company plc (the “Company”) has granted you an Award under the Perrigo Company plc 2019 Long-Term Incentive Plan (the “Plan”), effective as of Grant Date (the “Grant Date”). This Award consists of service-based restricted stock units. The terms and conditions of this incentive are set forth in the remainder of this agreement (including any special terms and conditions set forth in any appendix for your country (“Appendix”) (collectively, the “Agreement”). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.
SECTION 1
Restricted Stock Units – Service-Based Vesting
1.1    Grant. As of the Grant Date, and subject to the terms and conditions of this Agreement and the Plan, the Company grants you Number of Awards Granted (“Restricted Stock Units” or “RSUs”). Each RSU shall entitle you to one ordinary share of the Company, nominal value €0.001 per share (“Ordinary Share”) on the applicable RSU Vesting Date, provided the vesting conditions described in Section 1.2 are satisfied.
1.2    Vesting. Except as provided in Section 1.3, the RSUs awarded in Section 1.1 shall vest as follows following the Grant Date (“RSU Vesting Date(s)”): _________________________________; provided, however, that you continue in the service of the Company from the Grant Date through the applicable RSU Vesting Date.
Except as provided in Section 1.3, if your Termination Date occurs prior to the RSU Vesting Date, any RSUs awarded under Section 1.1 that have not previously vested as of such Termination Date shall be permanently forfeited on your Termination Date.
1.3    Special Vesting Rules. Notwithstanding Section 1.2 above:
(a)    If your Termination Date occurs by reason of death, Disability or Retirement with the Company’s consent, any RSUs awarded under Section 1.1 that have not vested prior to such Termination Date shall become fully vested.

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(b)    If your Termination Date occurs by reason of an Involuntary Termination for Economic Reasons, any RSUs awarded under Section 1.1 that would otherwise be scheduled to vest under Section 1.2 in the 24-month period following such Termination Date shall continue to vest during such 24-month period according to the vesting schedule in effect prior to such Termination Date; provided, however, that if your Termination Date occurs for a reason that is both described in this subsection (b) and in subsection (c) below, the special vesting rules described in subsection (c) shall apply in lieu of the vesting rules described in this subsection (b). Any RSUs that are not scheduled to vest during such 24-month period will be permanently forfeited on the Termination Date.
(c)    If your Termination Date occurs by reason of a Termination without Cause or a Separation for Good Reason on or after a Change in Control (as defined in the Plan and as such definition may be amended hereafter) and prior to the two (2) year anniversary of the Change in Control, all RSUs awarded under Section 1.1 that have not vested or been forfeited prior to such Termination Date shall become fully vested.
(d)    As used in this Section 1.3, the following terms shall have the meanings set forth below:
(1)    “Separation for Good Reason” means your voluntary resignation from the Company and the existence of one or more of the following conditions that arose without your consent: (i) a material change in the geographic location at which you are required to perform services, such that your commute between home and your primary job site increases by more than 30 miles, or (ii) a material diminution in your authority, duties or responsibilities or a material diminution in your base compensation or incentive compensation opportunities; provided, however, that a voluntary resignation from the Company shall not be considered a Separation for Good Reason unless you provide the Company with notice, in writing, of your voluntary resignation and the existence of the condition(s) giving rise to the separation within 90 days of its initial existence. The Company will then have 30 days to remedy the condition, in which case you will not be deemed to have incurred a Separation for Good Reason. In the event the Company fails to cure the condition within the 30 day period, your Termination Date shall occur on the 31st day following the Company’s receipt of such written notice.
(2)    “Termination without Cause” means the involuntary termination of your employment or contractual relationship by the Company without Cause, including, but not limited to, (i) a termination effective when you exhaust a leave of absence during, or at the end of, a notice period under the Worker Adjustment and Retraining Notification Act (“WARN”), and (ii) a situation where you are on an approved leave of absence during which your position is protected under applicable law (e.g., a leave under the Family Medical Leave Act), you return from such leave, and you cannot be placed in employment or other form of contractual relationship with the Company.
1.4    Settlement of RSUs. As soon as practicable after the RSU Vesting Date, the Company shall transfer to you one Ordinary Share for each RSUs becoming vested on such date (the date of any such transfer shall be the “settlement date” for purposes of this Agreement); provided, however, the Company may withhold shares otherwise transferable to you to the extent

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necessary to satisfy withholding taxes due by reason of the vesting of the RSUs, in accordance with Section 2.6. You shall have no rights as a stockholder with respect to the RSUs awarded hereunder prior to the date of issuance to you of a certificate or certificates for such shares. Notwithstanding the foregoing, the Committee, in its sole discretion, may elect to settle RSUs in cash based on the fair market value of the Ordinary Shares on the RSU Vesting Date.
1.5    Dividend Equivalents. The RSUs awarded under Section 1.1 shall be eligible to receive dividend equivalents in accordance with the following:
(a)    An “Account” will be established in your name. Such Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.
(b)    On each date that a cash dividend is paid with respect to Ordinary Shares, the Company shall credit your Account with the dollar amount of dividends you would have received if each RSU held by you on the record date for such dividend payment had been an Ordinary Share. No interest or other earnings shall accrue on such Account.
(c)    As of each RSU Vesting Date, you shall receive a payment equal to the amount of dividends that would have been paid on the RSUs vesting on such date had they been Ordinary Shares during the period beginning on the Grant Date and ending on the RSU Vesting Date, and the Account shall be debited appropriately. If you forfeit RSUs, any amounts in the Account attributable to such RSUs shall also be forfeited.
(d)    If dividends are paid in the form of Ordinary Shares rather than cash, then you will be credited with one additional RSU for each Ordinary Share that would have been received as a dividend had your outstanding RSUs been Ordinary Shares. Such additional RSUs shall vest or be forfeited at the same time as the RSU to which they relate.
SECTION 2
General Terms and Conditions
2.1    Nontransferability. The Award under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.
2.2    No Rights as a Stockholder. You shall not have any rights as a stockholder with respect to any Ordinary Shares subject to the RSU awarded under this Agreement prior to the date of issuance to you of a certificate or certificates for such shares.
2.3    Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.
2.4    Award Subject to Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be payable only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS

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OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.
2.5    Adjustments in Event of Change in Ordinary Shares. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Award under this Agreement will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.
2.6    Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement (including the Appendix, if applicable) and by the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of each of the foregoing documents, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.
2.7    Taxes and Withholding.
(a)    Withholding (Only Applicable to Individuals Subject to U.S. Tax Laws). This Award is subject to the withholding of all applicable taxes. The Company may withhold, or permit you to remit to the Company, any Federal, state or local taxes applicable to the grant, vesting or other event giving rise to tax liability with respect to this Award. If you have not remitted the full amount of applicable withholding taxes to the Company by the date the Company is required to pay such withholding to the appropriate taxing authority (or such earlier date that the Company may specify to assist it in timely meeting its withholding obligations), the Company shall have the unilateral right to withhold Ordinary Shares relating to this Award in the amount it determines is sufficient to satisfy the tax withholding required by law. State taxes will be withheld at the appropriate rate set by the state in which you are employed or were last employed by the Company. In no event may the number of shares withheld exceed the number necessary to satisfy the maximum Federal, state and local income and employment tax withholding requirements. You may elect to surrender previously acquired Ordinary Shares or to have the Company withhold Ordinary Shares relating to this Award in an amount sufficient to satisfy all or a portion of the tax withholding required by law.
(b)    Responsibility for Taxes (Only Applicable to Individuals Subject to Tax Laws Outside the U.S.) Regardless of any action the Company or, if different, the Affiliate employing or retaining you takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for

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all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Affiliate employing or retaining you. You further acknowledge that the Company and/or the Affiliate employing or retaining you (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the RSU Grant Date and the date of any relevant taxable event, as applicable, you acknowledge that the Company and/or the Affiliate employing or retaining you (or formerly employing or retaining you, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(1)    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Affiliate employing or retaining you to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Affiliate employing or retaining you, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(A)    withholding from your wages or other cash compensation paid to you by the Company and/or the Affiliate employing or retaining you; or
(B)    withholding from proceeds of the sale of Ordinary Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or
(C)    withholding in Ordinary Shares to be issued upon settlement of the RSUs.
(2)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested RSUs, notwithstanding that a number of the Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items.
(3)    Finally, you shall pay to the Company or the Affiliate employing or retaining you any amount of Tax-Related Items that the Company or the Affiliate employing or retaining you may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

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2.8    Compliance with Applicable Law. The issuance of Ordinary Shares will be subject to and conditioned upon compliance by the Company and you, including any written representations, warranties and agreements as the Administrator may request of you for compliance with all (i) applicable U.S. state and federal laws and regulations, (ii) applicable laws of the country where you reside pertaining to the issuance or sale of Ordinary Shares, and (iii) applicable requirements of any stock exchange or automated quotation system on which the Company’s Ordinary Shares may be listed or quoted at the time of such issuance or transfer. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any Ordinary Shares under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.
2.9    Code Section 409A (Only Applicable to Individuals Subject to U.S. Federal Tax Laws)
(a)    RSUs other than RSUs that continue to vest by reason of your Involuntary Termination for Economic Reasons and dividend equivalents payable under this Agreement are intended to be exempt from Code Section 409A under the exemption for short-term deferrals. Accordingly, RSUs (other than RSUs that continue to vest by reason of your Involuntary Termination for Economic Reasons) will be settled and dividend equivalents will be paid no later than the 15th day of the third month following the later of (i) the end of your taxable year in which the RSU Vesting Date occurs, or (ii) the end of the fiscal year of the Company in which the RSU Vesting Date occurs.
(b)    RSUs that continue to vest by reason of your Involuntary Termination for Economic Reasons are subject to the provisions of this subsection (b). Any distribution in settlement of such RSUs will occur provided your Involuntary Termination for Economic Reasons constitutes a “separation from service” as defined in Treasury Regulation §1.409A-1(h). If the Company determines that you are a “specified employee” as defined in Code Section 409A (i.e., an officer with annual compensation above $130,000 (as adjusted for inflation), a five-percent owner of the Company or a one-percent owner with annual compensation in excess of $150,000), distribution in settlement of any such RSUs that would be payable within six months of your separation from service shall be delayed to the first business day following the six-month anniversary of your separation from service. Any distribution in settlement of such RSUs that would be made more than six months after your separation from service (without application of the six-month delay) shall not be subject to the six-month delay described in this subsection.
2.10    Data Privacy.
(a)    U.S. Data Privacy Rules (Only Applicable if this Award is Subject to U.S. Data Privacy Laws). By entering into this Agreement and accepting this Award, you (a) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understand that the Company may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary,

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nationality, job title, and details of all awards or entitlements to Shares granted to you under the Plan or otherwise (“Personal Data”), (c) understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, (d) waive any data privacy rights you may have with respect to the data, and (e) authorize the Company, its Affiliates and its agents, to store and transmit such information in electronic form.
(b)    Non-U.S. Data Privacy Rules (Only Applicable if this Award is Subject to Data Privacy Laws Outside of the U.S.)
(1)    By entering into this Agreement and accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Affiliate employing or retaining you, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
(2)    You understand that the Company and the Affiliate employing or retaining you may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all RSUs or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(3)    You understand that Data will be transferred to legal counsel or a broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country of residence. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local or Company human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local or Company human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to

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participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local or Company human resources representative.
2.11    Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.
2.12    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable Code provisions to the maximum extent possible and otherwise by the laws of the State of Michigan without regard to principals of conflict of laws, provided that if you are a foreign national or employed outside the United States, this Agreement shall be governed by and construed and enforced in accordance with applicable foreign law to the extent that such law differs from the Code and Michigan law. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.
2.13    Forfeiture of RSUs. If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) if your incentive or equity-based compensation is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, or (b) the Committee determines you either knowingly engaged in or failed to prevent the misconduct, or your actions or inactions with respect to the misconduct and restatement constituted gross negligence, you shall (i) be required to reimburse the Company the amount of any payment (including dividend equivalents) relating to any RSUs earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) all outstanding RSUs (including related dividend equivalents) that have not yet been settled shall be immediately forfeited. In addition, Ordinary Shares acquired under this Agreement, and any gains or profits on the sale of such Ordinary Shares, shall be subject to any “clawback” or recoupment policy later adopted by the Company.
2.14    Special Rules for Non-U.S. Grantees (Only Applicable if You Reside Outside of the U.S.)
(a)    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(1)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan;
(2)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

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(3)    all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
(4)    you are voluntarily participating in the Plan;
(5)    the RSUs and the Ordinary Shares subject to the RSUs are an extraordinary item and which is outside the scope of your employment or service contract, if any;
(6)    the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(7)    the RSUs and the Ordinary Shares subject to the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Affiliate employing or retaining you or any other Affiliate;
(8)    the grant and your participation in the Plan will not be interpreted to form an employment or service contract with the Company or any Affiliate;
(9)    the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;
(10)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from your Termination Date (for any reason whatsoever, whether or not later found to be invalid and whether or not in breach of employment laws in the jurisdiction where you are employed or rendering services, or the terms of your employment agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Affiliate employing or retaining you, waive your ability, if any, to bring any such claim, and release the Company and the Affiliate employing or retaining you from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(11)    you acknowledge and agree that neither the Company, the Affiliate employing or retaining you nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the currency of the country in which you reside and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Ordinary Shares acquired upon settlement.
(b)    Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the

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Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan. If you relocate to the United States, the special terms and conditions in the Appendix will apply, or cease to apply, to you, to the extent the Company determines that the application or otherwise of such provisions is necessary or advisable in order to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
(c)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Ordinary Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
2.15    Noncompetition and Nonsolicitation.
(a)    Noncompetition. During your employment with the Company and its Affiliates and for a twelve (12) month period following your Termination Date (the “Restricted Period”), you shall not (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its Affiliates shall include the sale, manufacture, distribution or research and development of any product or service that is similar to a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its Affiliates, including store brand and value brand OTC drug or nutritional products, extended topical generic prescription pharmaceutical products, infant nutrition products, oral care products, and any other product or products that the Company or an Affiliate is marketing or actively planning to market during your employment with the Company and during the oneyear period following your Termination Date. If there is a completed sale, transfer or other disposition of the Perrigo Prescription Pharmaceutical business during the Restricted Period, this Section 2.15(a) will not apply to the Perrigo Prescription Pharmaceutical business. Notwithstanding the foregoing, nothing in this provision shall prevent you from passively owning two percent (2%) or less of the outstanding securities of any class of any company listed on a national securities exchange or quoted on an automated quotation system. You may make a written request in writing to the CHRO of the Company for an exception to this Section 2.15(a) and such exception will not be unreasonably withheld.

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(b)    Nonsolicitation of Service Providers. During your employment with the Company and its Affiliates and for the duration of the Restricted Period, you shall not, directly or indirectly, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12month period prior to such solicitation or hiring had been, an employee or consultant of the Company or any of its Affiliates, (ii) solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or (iii) interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates.
(c)    Nonsolicitation of Clients. During your employment with the Company and its Affiliates and for the duration of the Restricted Period, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its Affiliates (collectively, “Clients”) to cease doing business with the Company or any such Affiliate, (ii) divert all or any portion of a Client’s business with the Company to any competitor of the Company or any such Affiliate, or (iii) in any way interfere with the relationship between any Client, on the one hand, and the Company or any such Affiliate, on the other hand.
(d)    Remedies and Injunctive Relief. You acknowledge that a violation by you of any of the covenants contained in this Section 2.15 would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, the Company and its Affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 2.15 in addition to any other legal or equitable remedies it may have. In addition, in the event of your Willful Restrictive Covenant Breach (as defined in this Section 2.15), (i) all of your rights under this Agreement, whether or not vested, shall terminate immediately, and (ii) any Shares, cash or other property paid or delivered to you pursuant to this Agreement shall be forfeited and you shall be required to repay such Shares, cash or other property to the Company, no later than thirty (30) calendar days after the Company makes demand to you for repayment. For purposes of this Agreement, “Willful Restrictive Covenant Breach” means your material breach of any of the covenants set forth in this Section 2.15 which you knew, or with due inquiry, should have known, would constitute such a material breach. The preceding sentences of this Section 2.15 shall not be construed as a waiver of the rights that the Company and its Affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of Section 2.15(a), (b) or (c), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 2.15 is invalid or more restrictive than

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permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 2.15 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(e)    Acknowledgments.

(1)    You acknowledge that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. You acknowledge that the Company and its Affiliates have a legitimate business interest in and right to protect its goodwill and employee, customer and other relationships, and that the Company and its Affiliates could be seriously damaged by the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company and its Affiliates to the extent permitted by law.

(2)    In light of the foregoing acknowledgments, you agree that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. You further acknowledge that, although your compliance with the covenants contained in this Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its Affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents.

(3)    In light of the acknowledgements contained in this Section 2.15, you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, you contained in this Section 2.15.

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We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award.
Very truly yours,

Print Name: ___________________________
Title:_________________________________

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APPENDIX

PERRIGO COMPANY PLC
Additional Terms and Provisions to
Restricted Stock Unit Award Agreement (Service-Based)
Terms and Conditions
This Appendix (the “Appendix”) includes additional terms and conditions that govern the restricted stock units (“RSUs” or “Award”) granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement. The Award will not create any entitlement to receive any similar benefit in the future.
Notifications
This Appendix also includes country-specific information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in the RSUs and Ordinary Shares are issued to you or the shares issued upon vesting of the RSUs are sold.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation. Finally, please note that if you are a citizen or resident of a country other than the country in which you are currently working, or transfers employment after grant, the information contained in the Appendix may not be applicable.
Australia

Important Notice
Any advice given by or on behalf of the Company or any member of the Company’s group, in relation to securities or financial products offered under the Plan does not take into account your objectives, financial situation and needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

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Information to be provided under ASIC Class Order 14/1000
A copy of the terms of the Plan will be provided to you with this Agreement.

Notwithstanding the terms of the Plan, no offers of RSUs may be made to you if do not fall within the definition of ‘eligible participant’ within ASIC Class Order 14/1000.

As set out in this Agreement, an RSU represents the right to receive one Ordinary Share subject to all the relevant vesting conditions being met, or otherwise waived, in accordance with the Plan.
The RSUs will be issued for nil consideration. You are not required to pay for an RSU or for the subsequent issue or transfer of an Ordinary Share on vesting of that RSU, however your responsibility for any taxes as set out in the terms of the Plan and this Agreement.

Clause 1.5(d) of this Agreement provides that you will be credited one additional RSU for each Ordinary Share that you would have received had your outstanding RSUs been Ordinary Shares. Notwithstanding that clause, for the purposes of complying with the conditions of ASIC Class Order 14/1000, any dividend equivalents to which you are entitled under clause 1.5 of this Agreement will only be paid in cash.

The Company will not provide you with any loans or financial assistance under the Plan in connection with the offer of the RSUs.

No RSUs or resulting Ordinary Shares provided to you under the Plan will be held by a trustee/nominee.

The indicative daily price of the Ordinary Shares on the New York Stock Exchange (NYSE), quoted in US dollars, is available on the Company’s website at http://perrigo.investorroom.com/stock-information. The Ordinary Shares are also quoted on the NASDAQ Stock Market (NASDAQ) (refer to NASDAQ’s website at http://www.nasdaq.com/symbol/prgo).

The Australian dollar equivalent of the Ordinary Shares can be determined using prevailing exchange rate published by the Commonwealth Bank of Australia (Prevailing Exchange Rate) Alternatively, the Company will advise you of the price of its Ordinary shares (in equivalent Australian dollars) as soon as possible following receipt of any request for such information. This information may be obtained by you contacting your local Human Resources representative.

Before accepting an offer to be granted RSUs, you should satisfy yourself that you have a sufficient understanding of the risks set out below and should consider if the RSUs are a suitable investment for you, having regard to your own investment objectives, financial circumstances and taxation position:

(a)	the vesting conditions for your RSUs may not be satisfied for reasons beyond the Company or your control;

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(b)	you are not permitted to transfer their RSUs unless permitted under this Agreement or the Plan;

(c)	if your RSUs vest and you subsequently receive Shares:

(i)
the value of those shares may rise and fall according to investor sentiment, general economic conditions and outlook, international and local stock markets, employment, inflation, interest rates, government policy, taxation and regulation; and

(ii)
there is no guarantee that an active trading market for the shares will exist or that the price of the shares will increase. There may be relatively few potential buyers or sellers of the shares on the NYSE, NASDAQ ,TASE or any other applicable market at any time and this may increase the volatility of the market price of the shares. It may also affect the prevailing market price at which you may be able to sell your Shares.

Please note that the above risks are only general risks of acquiring and holding RSUs under the Plan. It does not purport to list every risk that may be associated with the Plan now or in the future.
If you acquire Ordinary Shares following exercise of your RSU and you offer those shares for sale to a person or entity resident in Australia, then the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.
If at the time of vesting, the Company determines that it is not legal under Australian securities laws to issue or transfer the Ordinary Shares, the outstanding RSUs will be cancelled and no Shares will be issued or transferred to you nor will any benefits in lieu of shares be paid to you.
Exchange Control Information.
Exchange control reporting is required for payments equal to or exceeding AUD10,000 made to a foreign individual or entity. This reporting is generally done automatically by the financial institution making the transfer.
Austria
Notifications
Exchange Control Information. If you hold Ordinary Shares outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is March 31 of the following year. If quarterly obligations are imposed, the reporting date is the end of each quarter and the deadline for filing the report is the 15th of the month following.

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When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”
Belgium
Notifications

Foreign Asset/Account Reporting Information. You are required to report any security or bank accounts (including brokerage accounts) you maintain outside of Belgium on your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.

Bermuda
Terms and Conditions
The Award Agreement is not subject to and has not received approval from the Bermuda Monetary Authority and the Registrar of Companies in Bermuda, and no statement to the contrary, explicit or implicit, is authorized to be made in this regard. The securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda.
Brazil
Terms and Conditions

Labor Law Acknowledgment. You agree that, for all legal purposes, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to your employment; (ii) the Plan is not a part of the terms and conditions of your employment; and (iii) the income from the RSUs, if any, is not part of your remuneration from employment.
Notifications
Compliance with Law. By accepting the RSUs, you agree to comply with Brazilian law when the RSUs vest and the shares are sold. You also agree to report and pay any and all taxes associated with the vesting of the RSUs, the sale of the RSUs acquired pursuant to the Plan, and the receipt of any dividends.
Exchange Control Information. If you are a resident or domiciled in Brazil and hold assets and rights outside Brazil with an aggregate value exceeding US$100,000, you will be required to

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prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include RSUs.
Czech Republic
Notifications
Exchange Control Information. The Czech National Bank may require you to report the RSUs and or Ordinary Shares received and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the RSUs to ensure your compliance with current regulations. It is your responsibility to comply with applicable Czech exchange control laws.
Estonia
No country specific provisions.
Finland
No country specific provisions.
France
Terms and Conditions
Consent to Receive Information in English. By accepting the Award, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant cette attribution gratuite d'actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Notifications
Tax Reporting Information. If you hold Ordinary Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when you file your annual tax return.
Tax Information. The RSUs are not intended to qualify as a French tax qualified restricted stock units under French tax law.
Foreign Asset/Account Reporting Information. If you are a French resident and hold cash or shares of Common Stock outside of France, you must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on a special form, No. 3916, together with your income tax return. Further, if you are a

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French resident with foreign account balances exceeding €1,000,000, you may have additional monthly reporting obligations.

Germany
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
Greece
Notifications
Exchange Control Information. Pursuant to your Award, if you withdraw funds in excess of €15,000 from a bank in Greece and remit those funds out of Greece, you may be required to submit certain documentation/ information to the Greek bank to ensure that the transfer is not in violation of Greek anti-money laundering rules.
Hungary
No country specific provisions.
India
Notifications
Exchange Control Notification. You must repatriate all proceeds received from the sale of the shares to India within 90 days after sale. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the employer requests proof of repatriation.
Tax Information. The amount subject to tax at vesting will partially be dependent upon a valuation that the Company or your employer will obtain from a Merchant Banker in India. Neither the Company nor your employer has any responsibility or obligation to obtain the most favorable valuation possible, nor obtain valuations more frequently than required under Indian tax law.
Foreign Asset/Account Reporting Information. You are required to declare in your annual tax return (a) any foreign assets held by you (e.g., Ordinary Shares acquired under the Plan and, possibly, the Award), and (b) any foreign bank accounts for which you have signing authority.

Ireland

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Notifications
Director Notification Obligation. If you are a director, shadow director or secretary of the Company's Irish Subsidiary or Affiliate, you must notify the Irish Subsidiary or Affiliate in writing within five business days of receiving or disposing of an interest exceeding 1% of the Company (e.g., RSUs, shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
Terms and Conditions

Data Privacy. All references in Section 2.10 of the Agreement to data privacy shall be deleted in their entirety.
Israel
Type of Grant            □ Capital Gain Award (“CGA”)
□ Ordinary Income Award (“OIA”)
□ 3(i) Award
□ Unapproved 102 Award
Terms and Conditions

Settlement of RSUs. Notwithstanding anything to the contrary in this Agreement, if the RSUs granted hereunder are 102 Awards, the RSUs shall be settled in Ordinary Shares only.

Trust. All Approved 102 Awards shall be held in trust by a trustee designated by the Company ("Trustee") or shall be supervised by the Trustee in accordance with the instructions set forth by the Israeli Tax Authority (“ITA”), for the requisite lockup period prescribed by the Ordinance and the regulations promulgated thereunder, or such other period as may be required by the ITA, during which period Awards or Ordinary Shares issued thereunder, and all rights resulting from them, including bonus shares, must be held by the Trustee. The Trustee shall not release any Approved 102 Awards, Ordinary Shares issued upon the exercise of any Approved 102 Awards, or any rights, including bonus shares, resulting from such Approved 102 Awards or Ordinary Shares, prior to the full payment of your tax liability. The Trustee or the Israeli Affiliate shall withhold any applicable taxes in accordance with Section 102 or any applicable tax ruling obtained by the Company.

Without derogating from the foregoing, if your RSUs do not qualify as Approved 102 Awards the Company may still at it sole discretion, deposit your RSUs in trust to ensure that taxes are properly withheld.

You hereby release the Trustee from any liability in respect of any action or decision duly taken and executed in good faith in relation to any RSUs or Ordinary Shares issued to you thereunder.

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Tax. Without derogating from Section 2.7(b) above, you hereby agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for all such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you.
Compliance with Law. By accepting the RSUs, you agree to comply with the provisions of Section 102 and the regulations and rules promulgated thereunder or any tax ruling to be obtained by the Company in connection with your RSUs.
Italy
Terms and Conditions
Data Privacy Notice. The following provision supplements the terms in the Agreement:
You understand that your employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Ordinary Shares held and the details of all RSUs or any other entitlement to Ordinary Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with the Data is necessary for the performance of this Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
The "Controller" of personal data processing is Perrigo Company, plc, with registered offices at Allegan, Michigan, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Perrigo Italia Srl with its registered address at Viale Castello della Magliana 18, 00148 Rome, Italy. You understand that the Data may be transferred to the Company or any of its subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Ordinary Shares acquired pursuant to the vesting of the RSUs or cash from the sale of Ordinary Shares acquired pursuant to the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Italy. The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

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You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your personal Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes.
Plan Document Acknowledgment. In accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix.
Notifications
Tax/Exchange Control Information. You are required to report on your annual tax return: (a) any transfers of cash or Ordinary Shares to or from Italy; (b) any foreign investments or investments (including the Ordinary Shares issued at vesting of the RSUs, cash or proceeds from the sale of Ordinary Shares acquired under the Plan) held outside of Italy, if the investment may give rise to income in Italy (this will include reporting the Ordinary Shares issued at vesting of the RSUs if the fair market value of such Ordinary Shares combined with other foreign assets); and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.
Kazakhstan
Notifications
Exchange Control Information.
Exchange control rules change frequently and you should consult your personal advisor to determine whether you are required to report the acquisition of shares of a foreign company to the National Bank of Kazakhstan.
Latvia
No country specific provisions.
Lithuania
No country specific provisions.
Luxembourg
Notifications

(Employee RSU)     Page 21 of 26

Exchange Control Information. You are required to report any inward remittances of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Etudes Economiques. If a Luxembourg financial institution is involved in the transaction, it generally will fulfill the reporting obligation on your behalf.
Mexico
Terms and Conditions
Modification. By accepting the RSUs, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Plan Document Acknowledgment. By accepting the award of the RSUs, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Agreement, in which the following is clearly described and established:

(i)	Participation in the Plan does not constitute an acquired right;

(ii)	The Plan and participation in the Plan is offered by the Company on a wholly discretionary basis;

(iii)	Participation in the Plan is voluntary; and

(iv)	The Company and any Parent, Subsidiary or Affiliates are not responsible for any decrease in the value of the shares.
Labor Law Acknowlegement and Policy Statement. In accepting the RSUs, you expressly recognize the Company is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Ordinary Shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and on a wholly commercial basis and your sole employer is Perrigo de Mexico S.A. De C.V. (“Perrigo Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Perrigo Mexico, and do not form part of the employment conditions and/or benefits provided by Perrigo Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and

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therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Modificaciόn. Al aceptar las Unidades de Acción Restringida (RSUs, por sus siglas en inglés) usted entiende y esta de acuerdo que cualquier modificación del plan o del acuerdo o su terminación no constituirá un cambio o detrimento de los términos y condiciones de su empleo.
Confirmación del Documento del Plan. Al aceptar el otorgamiento de las RSUs, usted reconoce que ha recibido copias y ha revisado dicho acuerdo en su totalidad y que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el acuerdo, usted reconoce que ha leído, y aprobado de manera específica y expresa los términos y condiciones en el acuerdo en el que se describe y establece claramente los siguiente:

(i)	La participación en el Plan no constituye un derecho adquirido;

(ii)	El plan y la participación en el mismo, son ofrecidos por la Compañía de manera totalmente discrecional;

(iii)	La participación en el Plan es voluntaria; y

(iv)	La Compañía, y cualquier Sociedad controladora, Subsidiaria o Filiales no son responsables por ningún decremento en el valor de las Acciones.
Constancia de aceptación de la ley laboral y declaración de la política.  Al aceptar las RSUs, usted reconoce expresamente que la Compañía, es la única responsable de la administración del Plan, y que su participación en el Plan y la adquisición de las acciones comunes no constituyen una relación de trabajo entre usted y la Compañía dado que usted participa en el Plan de manera completamente comercial y el único empleador que tiene es Perrigo de México, S.A. de C.V. (« Perrigo de Mexico »). Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que usted pueda obtener de la participación en el Plan, no establecen ningún derecho entre usted y su empleador Perrigo de México y no forman parte de las condiciones de trabajo ni de las prestaciones ofrecidas por Perrigo de México y cualquier modificación del Plan o la terminación de éste, no constituyen un cambio o deterioro de los términos y condiciones de su trabajo.
Además, usted comprende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o interrumpir la participación de usted en cualquier momento sin ninguna responsabilidad para usted.
Finalmente, usted declara que no se reserva ninguna acción o derecho de presentar algún reclamo o demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controladora, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

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Netherlands
Notifications
Insider-Trading Notification. Dutch insider-trading rules prohibit you from effectuating certain transactions involving shares if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.
Norway
No country specific provisions.
Poland
Terms and Conditions
Consent to Receive Information in English. By accepting the Award, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.
Notifications
Exchange Control Information. If you hold foreign securities (including shares pursuant to the Award) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7,000,000 at the end of the year, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 26th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.
If at the end of the year you did not reach the given threshold but in the next year, at the end of a calendar quarter, you reach the threshold, you are obliged to submit the appropriate form to NBP for this quarter and each of the following quarters of this calendar year (within 26 days from the end of each calendar quarter). Such reports are filed on special forms available on the website of the National Bank of Poland.
Additionally, if you are a Polish citizen and you transfer funds abroad in excess of the PLN equivalent of €15,000, the transfer must be made through an authorized bank, a payment institution or an electronic money institution authorized to render payment services.
Furthermore, at the banks’ request, you may be required to inform eligible banks, within the meaning of the Foreign Exchange Act, about all foreign exchange transactions performed through them.
You are also required to retain the documents connected with foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred.

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Portugal
Terms and Conditions
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.
Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Award Agreement em inglês).
Notifications
Exchange Control Information. If you receive shares pursuant to the Award, the acquisition of the shares should be reported to the Banco de Portugal, for statistical purposes, if you perform economic, financial, or foreign exchange operations, and the volume of activity is greater than EUR 100,000. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.
Romania
Notifications
Exchange Control Information. If you acquire more than 10% of the share capital in a foreign entity, the acquisition is required to be reported to the National Bank of Romania (“NBR”) for statistical purposes. You should consult your personal advisor to determine whether you will be required to submit such documentation to the NBR.

Insider-Trading Notification. Romanian insider-trading rules prohibit you from effectuating certain transactions involving shares if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.
Serbia
No country specific provisions.
Slovakia
No country specific provisions.
Slovenia
No country specific provisions.

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South Africa
Terms and Conditions
Tax Information. By accepting the RSUs, you agree that, immediately upon vesting of the RSUs, you may need to notify your employer of the amount of any gain realized. If you fail to advise your employer of the gain realized upon vesting, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by your employer. It is recommended that you consult with your personal tax advisor with respect to your requirements.
Notifications
Exchange Control Information. Because no transfer of funds from South Africa is required under the RSUs, no filing or reporting requirements should apply when the award is granted nor when Ordinary Shares are issued upon vesting of the RSUs. However, because the exchange control regulations are subject to change, you should consult your personal advisor prior to vesting and settlement of the award to ensure compliance with current regulations.
Spain
Terms and Conditions
No Entitlement for Claims or Compensation. By accepting the award of RSUs, you consent to participation in the Plan, and acknowledge that you have received a copy of the Plan document. You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to make awards of RSUs under the Plan to individuals who may be employees, consultants and directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any Parent, Subsidiary or Affiliate, including your employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Award is given on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or Affiliate, including your employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the award, which is gratuitous and discretionary, since the future value of the RSUs and the underlying shares is unknown and unpredictable. You also understand that this Award would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Award, the RSUs and any right to the underlying shares shall be null and void.
Notifications
Exchange Control Information. You must declare the acquisition, ownership and disposition of stock in a foreign company (including Ordinary Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce

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and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes. Generally, the declaration must be made in January for Ordinary Shares acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds €1,502,530 (or you hold 10% or more of the shares capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable.
Additionally, you may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Ordinary Shares) and any transactions with non-Spanish residents (including any payments of cash or shares made to you by the Company) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceeds €1,000,000. Generally, you will only be required to report on an annual basis (by January 20 of each year). Note that if the value is less than €1,000,000, there is only an obligation to declare this information to the Bank of Spain upon request from the Bank of Spain, in which case the deadline is two months since the request is received.
When receiving foreign currency payments derived from the ownership of Ordinary Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. Should amounts exceed €12,500, you will need to provide the following information to the Spanish Registered Entity: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required. Exceptions to this rule are when you move funds through a Spanish resident bank account opened abroad, or when collections and payments are carried out in cash. These exceptions, however, are subject to their own reporting requirements.
Tax Information. If you hold assets or rights outside of Spain (including shares acquired under the Plan), you may have to file an informational tax report, Form 720, with the tax authorities declaring such ownership by March 31st of the following year. Generally, this reporting obligation is based on the value of those rights and assets as of December 31 and has a threshold of €50,000 per type group of asset (one type of group being Securities, rights, insurance policies and income located abroad).. Please note that reporting requirements are based on what you have previously disclosed and the increase in value of such and the total value of certain groups of foreign assets. Also, the thresholds for annual filing requirements may change each year. Therefore, you should consult your personal advisor regarding whether you will be required to file an informational tax report for asset and rights that you hold abroad.
Sweden
Terms and Conditions
The following shall apply in addition to what is set out under section 2.14 of the Award Agreement:

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Forfeiture of entitlements under the Plan in case of termination shall apply in case of termination of employment regardless of whether such termination of employment may be justified under Swedish employment protection legislation, and regardless of whether such termination may be challenged by you, and regardless of whether such termination is invalidated by verdict or a court order.
Switzerland
Notifications
The RSUs and the issuance of any Ordinary Shares thereunder is not intended to be publicly offered in or from Switzerland. Neither this Award Agreement nor any other materials relating to the Award (1) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (2) may be publicly distributed nor otherwise made publicly available in Switzerland, or (3) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
Turkey
Notifications
Securitities Law Informations. Under Turkish law, you are not permitted to sell Ordinary Shares acquired under the Plan in Turkey. The Ordinary Shares are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “PRGO” and the Ordinary Shares may be sold through this exchange.
Ukraine
Notifications
Exchange Control Information. Exchange control rules change frequently and you should consult your personal advisor to determine whether you are required to obtain a license for obtaining shares of a foreign company from the National Bank of Ukraine (NBU).
Terms and Conditions
The Award will be outside the scope of your employment or service contract (if any) and as such will not constitute a part of your compensation package under the respective employment or service contract.
United Kingdom
Terms and Conditions
Income Tax and National Insurance Contribution Withholding. The following provision supplements the terms in the Agreement:

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If payment or withholding of the income tax due in connection with the RSUs is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 occurred (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or your employer may recover it at any time thereafter by any of the means referred to in Section 2.7 of the Agreement.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for a loan from the Company or your employer to cover the income tax liability. In the event that you are a director or executive officer and the income tax is not collected from or paid by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting any income tax for reimbursing the Company or your employer the value of any employee NICs due on this additional benefit.
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ACTIVE.121922780.01

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